  Exhibit 10.1

Appendix D

2021 Executive Bonus Plan

1.
Bonus plan for executive officers:
a.
Designed to incent performance
b.
Paid quarterly
1.
Quarterly payment is limited to a maximum of 100% of the quarterly amount and is trued up at year end including clawback, as needed
2.
True up - if over of 100% annually, payment for over achievement is at year-end
c.
Bonus payment is capped at 150% maximum
d.
Breakout for financial performance components
1.
Purpose is to drive performance on targeted goals
2.
Components
a.
80% based on Net Revenue
b.
20% based on EBITDA
c.
Goal is based on approved board budget after adjusting for salary, bonus, and any related expense resulting from the approval of other items during this meeting
d.
Payout percentages shall be based on the following formula:
i.
Calculate actual Net Revenue attainment vs. goal as a percentage (item i);
ii.
Calculate actual EBITDA attainment vs. goal as a percentage (item ii);
iii.
If the result of either item (i) or (ii) is less than 85%, that discrete item shall pay 0%, and the remaining item shall be paid discretely based the formula starting in step (v) below;
iv.
If both items (i) and (ii) are over 85%, then weighted average the result of items (i) and (ii) above (result is item iii);
v.
If the result of item (iii) is less than 90%, payout shall be 0%;
vi.
At 90%, participants will earn 90% of the eligible bonus; and for each percentage over 90% but less than 100%, the payout will increase by 1.00%;
vii.
For each percentage over 100% but less than 120%, the payout will increase by 2.50%